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                           CERTIFICATE OF AMENDMENT

                                    TO THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                         ROFIN-SINAR TECHNOLOGIES INC.


          ROFIN-SINAR TECHNOLOGIES INC., a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:

          1. The name of the Corporation is Rofin-Sinar Technologies Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 19, 1996.

          2. This Certificate of Amendment sets forth an amendment to the Certificate of Incorporation of the Corporation which was duly adopted by the written consent of the sole stockholder of the Corporation entitled to vote thereon in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

          3. Article IV, Section 4.1 of the Certificate of Incorporation is hereby amended in full to be and read as follows:

                                 "ARTICLE  VI

          SECTION 4.1.  Authorized Capital.  Shares.  The total number of shares
                        ------------------   ------
          of all classes of capital stock that the Corporation shall have the authority to issue is 55,000,000 shares, of which (i) 50,000,000 shares shall be common stock, par value $0.01 per share ("Common Stock"), and (ii) 5,000,000 shares shall be preferred stock, par value $0.01 per share ("Preferred Stock")."
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                                       2

          IN WITNESS WHEREOF, ROFIN-SINAR TECHNOLOGIES INC. has caused this certificate to be signed by ________________, its __________________, and attested by Christopher C. Paci , its Secretary, this ____ day of August , 1996.


                                    ROFIN-SINAR TECHNOLOGIES INC.


                                    By: __________________________________
                                      Name:
                                      Title:

ATTEST:


______________________________
Christopher C. Paci
Secretary